U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2006

American Capital Strategies, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 27, 2006, the Board of Directors (the “Board”) of American Capital Strategies, Ltd. (the “Company”), on the recommendation of the Compensation and Corporate Governance Committee of the Board (the “Committee”), approved the American Capital Strategies, Ltd. Disinterested Director Retention Plan (the “Plan”). The Company established the Plan for the purposes of attracting and retaining non-employee directors of outstanding competence. All directors of the Company who are not “interested” (as defined by the Investment Company Act of 1940) and have completed at least one year of service on the Board are eligible to participate in the Plan.

The Plan is a nonqualified deferred compensation plan that will provide a lump sum payment equal to the number of full and partial years of service as a director multiplied by the annual director retention fee in place at the time of termination of service. Such payment will be made to a separate bookkeeping account maintained on behalf of the participant. The payment will be made in cash shortly following termination of service on the Board. No payment will be made if there is a unanimous vote by the remaining by the remaining directors. The participants will not have access or control of the payment until separation from the Board. Each of the Company’s current disinterested directors will vest in their respective accounts upon the earlier of (i) the vesting schedule specified in the Plan and (ii) such director’s becoming fully vested in his or her account immediately upon the director’s death, disability or upon the occurrence of a change of control. Any new director of the Company will be fully vested in his or her account immediately upon becoming an eligible participant in the Plan.

This summary is qualified in its entirety by reference to the Disinterested Director Retention Plan, filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit
10.1	American Capital Strategies, Ltd. Disinterested Director Retention Plan

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

Dated: August 2, 2006	By:	/s/ Samuel A. Flax
Samuel A. Flax Executive Vice President, General Counsel and Secretary

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